99¢ ONLY STORES® REPORTS FIRST QUARTER FISCAL 2008 TOTAL SALES UP 11.1% ON SALES OF $293.0 MILLION WITH A SAME-STORE-SALES INCREASE OF 5.2%

CITY OF COMMERCE, CA – July 9, 2007- 99¢ Only Stores® (NYSE:NDN) (the “Company”) today reports total sales of $293.0 million for the first quarter of the 2008 fiscal year ended June 30, 2007.  This represents an increase of 11.1% over total sales of $263.6 million for the same quarter last year.  Retail sales for the quarter ended June 30, 2007 were $282.9 million, up 11.4% from retail sales of $254.0 million for the same quarter last year.

The Company's same-store-sales for the first quarter ended June 30, 2007 increased 5.2% versus the same quarter last year. For this period, the number of overall same-store-sales transactions increased by 2.8% and the average transaction size increased by 2.3%, from $9.27 to $9.48.

During the quarter ended June 30, 2007, the Company opened two new stores, one each in California and Texas.  Gross and saleable retail square footage at the end of the quarter ended June 30, 2007 were 5.56 million and 4.37 million, an increase over last year of 6.1% and 6.3%, respectively.  As of June 30, 2007, the Company had 253 stores, up 6.8% compared to 237 stores as of June 30, 2006.

Bargain Wholesale sales for the quarter ended June 30, 2007 were $10.1 million compared to $9.6 million in the same quarter last year, a 5.3% increase.

Eric Schiffer, CEO of the Company, said, "We were pleased to continue our positive trend in same-store-sales for the seventh quarter in a row with a 5.2% increase in the first quarter of fiscal 2008.  Overall, both the same-store-sales average transaction size and the number of transactions increased. This was our strongest comp sales quarter since June of 2003.

“It is particularly gratifying to see such strong sales in the first quarter of this year despite having 12 less selling days for Easter versus last year’s June quarter, and comparing against strong sales in Texas last year resulting from our 999 Days in Texas promotion (which involved a Grand Re-Opening for every Texas store in late March 2006).

“Our most recent store openings in Texas are performing to our expectations in a more compact 15,000 to 19,000 square feet format with more balanced site selection criteria based on our four years of experience in Texas.  We now believe that this more compact format has significantly improved efficiency as well as the throughput and capacity to enable us to build new profitable markets and take advantage of in-fill opportunities in Southern California.”

           “Now that we believe that we have the right size store model, we are bringing our sophisticated approach to analyzing our economic models for estimating sales, evaluating market entry opportunities, and right-sizing future DC and store networks.  We have a very strong balance sheet with virtually no debt, and we are passionate about our stores and are deeply committed to restoring our Company to higher levels of profitability.  We now have the key members of our senior operations team in place and we are focused on the detailed planning to improve our day-to-day execution, streamline our operations, and ultimately increase earnings per share.”

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99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 253 extreme value retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division, Bargain Wholesale. The Company’s next three stores are scheduled to open in August 2007 in California and Texas. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores, where nothing is over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, and the results of the Company’s operational improvements. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.